SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number 333-43697

                 Adirondack Financial Services Bancorp, Inc.

            (Exact name of registrant as specified in its charter)

       52 North Main Street, Gloversville, New York 12078 518-725-6331

             (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                    Common Stock, $.01 par value per share

           (Title of each class of securities covered by this Form)

                                     None

            (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in this box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule  12g-4(a)(1)(i)          [X]         Rule 12h-3(b)(1)(i)            [ ]
Rule  12g-4(a)(1)(ii)         [ ]         Rule 12h-3(b)(1)(ii)           [ ]
Rules 12g-4(a)(2)(i)          [ ]         Rule 12h-3(b)(2)(ii)           [ ]
Rule  12g-4(a)(2)(ii)         [ ]         Rule 12h-3(b)(2)(ii)           [ ]
                              [ ]         Rule 15d-6                     [X]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Adirondack Financial Services Bancorp, Inc. has caused this certification to be signed on its behalf by the undersigned duly authorized person.

DATED: June 9, 1999.              Adirondack Financial Services Bancorp, Inc.

                                  /s/ Lewis E. Kolar
                                  Lewis E. Kolar, President and CEO